Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts	Media Contacts
Linda Ventresca	Joseph Kuo / Caroline Gentile
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4800
(441) 405-2727

AXIS CAPITAL REPORTS RECORD FIRST QUARTER NET INCOME OF $228 MILLION

EARNINGS PER SHARE OF $1.37 AND
ANNUALIZED RETURN ON AVERAGE COMMON EQUITY OF 22.6%

Pembroke, Bermuda, April 30, 2007 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders of $228 million, or $1.37 per diluted common share for the quarter ended March 31, 2007, compared with net income of $195 million, or $1.19 per diluted common share, for the quarter ended March 31, 2006.

Operating income for the first quarter of 2007 was $227 million, or $1.37 per diluted share, compared with $205 million, or $1.25 per diluted common share, for the quarter ended March 31, 2006.  This same item excluding foreign exchange gains, net of tax, for the first quarter of 2007 was $225 million, or $1.36 per diluted common share, compared with $196 million, or $1.20 per diluted common share, for the quarter ended March 31, 2006.

Operating income and operating income excluding foreign exchange gains, net of tax, are non-GAAP financial measures. Reconciliations of these measures to net income are presented at the end of this release.

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda  HM08
Tel. 441.496.2600  Fax 441.296.3140
www.axiscapital.com

Operating highlights for the first quarter of 2007 included the following:

•        Gross premiums written increased by 12% to $1,303 million;

•        Net premiums written increased by 15% to $1,139 million;

•        Net premiums earned increased by 8% to $685 million;

•        Combined ratio of 80.7% included net favorable prior period reserve development of 9.6 percentage points;

•        Pre-tax net investment income increased by 34% to $125 million;

•        Annualized return on average common shareholders’ equity was 22.6%; and

•        Diluted book value per common share increased by 27% from March 31, 2006, and by 5% from December 31, 2006, to $25.11.

Commenting on the first quarter 2007 financial results, John Charman, Chief Executive Officer and President of AXIS Capital, stated: “We are pleased to report that we have delivered an annualized return on average common equity of 22.6% for the quarter.  In the quarter, we continued to aggressively reduce premium writings in areas where competition has been excessive but to grow appropriately when opportunities meet or exceed our underwriting profitability goals.  Our execution strategy remains strong.  We expect that our current underwriting portfolio will continue to generate healthy returns across the diverse product lines and geographies in which we have a presence.  These returns, combined with our significant cash flow and investment earnings power, position us well to continue to produce meaningful book value growth in line with our excellent performance since inception.”

Operating Results

Gross premiums written increased by 12%, or $138 million, and were derived 34% from our insurance segment and 66% from our reinsurance segment compared to 38% and 62%, respectively, for the first quarter of 2006.

The increase was driven by additional property and liability business written in our reinsurance segment.  Approximately one-third of the increase was due to the favorable impact of exchange rate movements. Our combined ratio of 80.7% was comparable with 79.5% for the first quarter of 2006.  We experienced favorable prior period reserve development from short tail lines of business of 9.6 percentage points in both quarters.

Insurance Segment

Our insurance segment reported gross premiums written of $436 million and net premiums written of $282 million, respectively, compared to $437 million and $275 million in the first quarter of 2006.  Lines of business addressed in our insurance segment were generally characterized by pricing deterioration associated with normal market competition. This led to a reduction in our casualty premium.  We also continued our withdrawal from the aviation and terrorism markets. This was offset by growth in our property account driven by an improvement in pricing of catastrophe-exposed business relative to the first quarter of 2006 when we declined business that was inadequately priced. We also wrote additional political risk business this quarter.

Our insurance segment reported a combined ratio of 81.5% compared to 70.2% for the first quarter of 2006.  The increase was primarily due to a lower level of favorable reserve development, which was 9.1 percentage points in the current quarter compared to 20.4 percentage points in the first quarter of 2006.  Favorable development in both periods continues to be related to short-tail lines only.

Reinsurance Segment

Our reinsurance segment reported an increase in gross premiums written of $138 million, or 19%, driven by our continued penetration of targeted business in the U.S and European reinsurance markets. Approximately one-third of the increase was due to the favorable impact of exchange rate movements.

Our reinsurance segment reported a combined ratio of 76.8% compared to 85.3% for the first quarter of 2006.  This was primarily due to favorable prior period reserve development of 10.1 percentage points compared to adverse development of 1.6 percentage points in the first quarter of 2006. Our current pre-tax loss estimate from Windstorm Kyrill of $29 million included in our reinsurance segment results for the quarter is within our annual expectations for catastrophe losses.

Investments

Pre-tax net investment income increased 34% from the first quarter of 2006 to $125 million. Reflecting the impact of higher investment balances and average investment yields, net investment income from cash and fixed maturity investments increased 25% to $100 million, while net investment income from our alternative investment portfolio increased 89% to $25 million.  We experienced $0.3 million of net realized gains, compared to net realized losses of $11 million in the first three months of 2006.

Interest Expense

Our interest expense for the quarter was $15 million compared to $8 million in the first quarter of 2006.  The increase was primarily due to interest costs incurred on the $400 million repurchase agreement we entered into in December 2006 to fund our investment in a life settlement contracts portfolio.

Capitalization / Shareholders’ Equity

Total capitalization at March 31, 2007 was $5.1 billion, including $0.5 billion of long-term debt and $0.5 billion of preferred equity, compared to $4.9 billion at December 31, 2006.

At March 31, 2007, diluted book value per common share was $25.11 and book value per common share was $27.54, compared to $24.02 and $26.09 respectively, at December 31, 2006. The diluted book value per common share was calculated using the “if-converted” method which is a non-GAAP financial measure.  A reconciliation of this measure to book value per share is presented at the end of this release.

Conference Call

We will host a conference call on Tuesday May 1st, 2007 at 8:00 AM (Eastern) to discuss the first quarter financial results and related matters.  The teleconference can be accessed by dialing (800) 659-1966 (U.S. callers) or (617) 614-2711 (international callers) and entering the pass code 33693955 approximately ten minutes in advance of the call.  A live, listen-only webcast of the call will be available via the Investor Information section of our website at www.axiscapital.com.

In addition, a financial supplement relating to our financial results for the quarter ended March 31, 2007 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2007 of $4.6 billion and locations in Bermuda, the United States, Europe and Singapore.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s.  For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2007 (UNAUDITED) AND DECEMBER 31, 2006

	2007	2006
	(in thousands)
Assets
Investments:
Fixed maturity investments available for sale, at fair value	$6,805,333	$6,532,723
Other investments, at fair value	1,094,828	1,130,664
Total investments	7,900,161	7,663,387
Cash and cash equivalents	2,090,834	1,989,287
Accrued interest receivable	68,056	76,967
Insurance and reinsurance premium balances receivable	1,507,855	1,125,822
Reinsurance recoverable balances	1,307,609	1,293,660
Reinsurance recoverable balances on paid losses	94,284	65,494
Deferred acquisition costs	345,904	251,799
Prepaid reinsurance premiums	238,359	241,821
Securities lending collateral	895,832	794,149
Goodwill and intangible assets	28,786	29,041
Other assets	134,757	133,860
Total assets	$14,612,437	$13,665,287

Liabilities
Reserve for losses and loss expenses	$5,186,191	$5,015,113
Unearned premiums	2,466,213	2,015,556
Insurance and reinsurance balances payable	286,068	294,374
Securities lending payable	893,692	791,744
Liability under repurchase agreement	400,000	400,000
Senior notes	499,180	499,144
Net payable for investments purchased	92,608	62,185
Other liabilities	146,738	174,524
Total liabilities	$9,970,690	$9,252,640

Shareholders’ Equity
Preferred shares - Series A and B	$500,000	$500,000
Common shares	1,880	1,875
Additional paid-in capital	1,936,518	1,929,406
Accumulated other comprehensive loss	(22,125)	(44,638
Retained earnings	2,225,474	2,026,004
Total shareholders’ equity	4,641,747	4,412,647
Total liabilities and shareholders’ equity	$14,612,437	$13,665,287

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2007 and 2006

	2007	2006
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$685,304	$633,594
Net investment income	125,280	93,568
Net realized investment gains (losses)	301	(10,929)
Other insurance related income	1,940	624
Total revenues	812,825	716,857

Expenses
Net losses and loss expenses	392,797	358,658
Acquisition costs	98,139	89,704
General and administrative expenses	62,606	55,411
Foreign exchange gains	(2,391)	(9,264)
Interest expense and financing costs	15,144	8,085
Total expenses	566,295	502,594

Income before income taxes	246,530	214,263
Income tax expense	9,747	9,447
Net income	236,783	204,816
Preferred share dividends	(9,204)	(9,631)

Net income available to common shareholders	$227,579	$195,185

Weighted average common shares and common share equivalents:
Basic	150,433	149,314
Diluted	166,035	163,555

Earnings per common share:
Basic	$1.51	$1.31
Diluted	$1.37	$1.19

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENT DATA (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2007

	Insurance	Reinsurance	Total
	(in thousands)
Gross premiums written	$436,488	$866,134	$1,302,622
Net premiums written	282,046	857,311	1,139,357
Net premiums earned	314,932	370,372	685,304
Other insurance related income	767	1,173	1,940
Net losses and loss expenses	(185,952)	(206,845)	(392,797)
Acquisition costs	(35,348)	(62,791)	(98,139)
General and administrative expenses	(35,523)	(14,743)	(50,266)
Underwriting income	$58,876	$87,166	146,042

Corporate expenses			(12,340)
Net investment income			125,280
Net realized investment gains			301
Foreign exchange gains			2,391
Interest expense			(15,144)
Income before income taxes			$246,530

Net loss and loss expense ratio	59.0%	55.8%	57.3%
Acquisition cost ratio	11.2%	17.0%	14.3%
General and administrative expense ratio	11.3%	4.0%	9.1%
Combined ratio	81.5%	76.8%	80.7%

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENT DATA (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2006

	Insurance	Reinsurance	Total
	(in thousands)
Gross premiums written	$437,050	$727,690	$1,164,740
Net premiums written	275,150	717,178	992,328
Net premiums earned	322,713	310,881	633,594
Other insurance related income	624	—	624
Net losses and loss expenses	(156,170)	(202,488)	(358,658)
Acquisition costs	(37,456)	(52,248)	(89,704)
General and administrative expenses	(33,055)	(10,714)	(43,769)
Underwriting income	$96,656	$45,431	142,087

Corporate expenses			(11,642)
Net investment income			93,568
Net realized investment losses			(10,929)
Foreign exchange gains			9,264
Interest expense			(8,085)
Income before income taxes			$214,263

Net loss and loss expense ratio	48.4%	65.1%	56.6%
Acquisition cost ratio	11.6%	16.8%	14.2%
General and administrative expense ratio	10.2%	3.4%	8.7%
Combined ratio	70.2%	85.3%	79.5%

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws.  Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters.  These statements involve risks, uncertainties and assumptions.  Actual events or results may differ materially from our expectations.  Important factors that could cause actual events or results to be materially different from our expectations include (1) our limited operating history, (2) the occurrence of natural and man-made disasters, (3) actual claims exceeding our loss reserves, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) the loss of one or more key executives, (8) a decline in our ratings with rating agencies, (9) the loss of business provided to us by our major brokers, (10) changes in governmental regulations, (11) increased competition, (12) general economic conditions and (13) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission.  We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In addition to the GAAP financial measures included within this release, we have presented “operating income” which represents net income available to common shareholders, before the after tax impact of net realized gains and losses on investments, “operating income, excluding the after tax impact of foreign exchange gains/losses” and “diluted book value per common share,” which are non-GAAP financial measures.  We have included the first and second measures as we believe that security analysts, rating agencies and investors believe that realized gains and losses and foreign exchange, where an actively managed foreign exchange program is not in place, are largely opportunistic and are a function of economic and interest rate conditions.  As a result, we believe that they evaluate earnings before realized gains and losses and foreign exchange, adjusted for tax, to make performance comparisons with our industry peers.  We have included the third measure because it takes into account the effect of dilutive securities and, therefore, we believe that this is a better measure of calculating shareholder returns than book value per share.

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURE RECONCILIATION
OPERATING INCOME AND OPERATING INCOME EXCLUDING
FOREIGN EXCHANGE GAINS AND LOSSES, NET OF TAX
THREE MONTHS ENDED MARCH 31, 2007 and 2006
( in thousands, except per share amounts)

	2007	2006

Net income available to common shareholders	$227,579	$195,185

Adjustment for net realized investment (gains) losses	(301)	10,929
Adjustment for associated tax impact	(139)	(943)
Operating income	227,139	205,171

Adjustment for foreign exchange gains	(2,391)	(9,264)
Adjustment for associated tax impact	166	293
Operating income excluding foreign exchange gains, net of tax	$224,914	$196,200

Net income per share - diluted	$1.37	$1.19
Adjustment for net realized investment (gains) losses	—	0.07
Adjustment for associated tax impact	—	(0.01)
Operating income per share - diluted	$1.37	$1.25

Adjustment for foreign exchange gains	(0.01)	(0.06)
Adjustment for associated tax impact	—	0.01
Operating income excluding foreign exchange gains, net of tax	$1.36	$1.20

Weighted average common shares and common share equivalents - diluted	166,035	163,555

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURE RECONCILIATION
DILUTED BOOK VALUE PER SHARE
MARCH 31, 2007 AND DECEMBER 31, 2006
(in thousands, except share and per share amounts)

	2007	2006

Common shareholders’ equity	$4,141,747	$3,912,647

Common shares outstanding	150,417	149,982

Book value per common share	$27.54	$26.09

Diluted book value on an “if converted” basis

Common shareholders’ equity	$4,141,747	$3,912,647
add in:
proceeds on exercise of options	94,835	96,485
proceeds on exercise of warrants	244,363	244,363
Adjusted shareholders’ equity	$4,480,945	$4,253,495

As if converted diluted shares outstanding
Common shares outstanding	150,417	149,982
add in:
vested phantom stock units	55	46
vesting of restricted stock	3,273	2,229
exercise of options	5,058	5,147
exercise of warrants	19,652	19,644
Diluted common shares outstanding	178,455	177,048

Diluted book value per common share	$25.11	$24.02